Exhibit 99.1

PRESS RELEASE

US $

Resolute Reports Preliminary First Quarter 2016 Results

•	Q1 adjusted EBITDA of $59 million on sales of $877 million
•	Excluding special items, net loss of $0.20 per share / GAAP net loss of $0.09 per share
•	Permanent shutdown of a newsprint machine at the Augusta mill
•	Liquidity at $443 million

MONTRÉAL, CANADA, May 5, 2016 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported a net loss for the quarter ended March 31, 2016, excluding special items, of $18 million, or $0.20 per share, compared to a net loss, excluding special items, of $19 million, or $0.20 per share, in the same period in 2015. Sales were $877 million in the quarter, down $43 million, or 5%, from the first quarter of 2015. GAAP net loss was $8 million, or $0.09 per share, compared to a net loss of $33 million, or $0.35 per share, in the first quarter of 2015.

“Even as pricing headwinds continue, we delivered a solid performance this quarter, by maintaining our focus on costs, with improvements coming largely from increased contributions from our cogeneration assets as well as lower natural gas and power prices. Our new continuous pulp digester at the Calhoun, Tennessee facility was commissioned in January and the production continues to ramp-up,” said Richard Garneau, president and chief executive officer. “We have also worked on the integration of the Atlas Paper tissue mills we purchased in late 2015, and focused on completing our Calhoun tissue project, which remains on time and on budget.”

Today, the company is also announcing the permanent shutdown of one newsprint machine at its Augusta, Georgia facility. This decision is motivated by the ongoing structural challenges in the newsprint market and is necessary to avoid costly rotating downtime.

“Long-term market conditions remain challenging for newsprint, particularly for our U.S. mills, which are especially vulnerable in the present U.S. dollar environment. We never take such permanent closure decisions lightly and we understand the impacts this action will have on our employees, their families, and the community” added Garneau. As is customary, the company will work with employee and community representatives to mitigate the impacts of this decision.

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

Operating Income Variance Against Prior Period

Consolidated

The company broke even on operating income in the quarter, compared to a $226 million operating loss in the fourth quarter of 2015. Adjusted EBITDA was $18 million higher than the fourth quarter at $59 million. The company’s operating results were positively impacted this quarter by a decline in the value of the Canadian dollar ($12 million) and net reductions in manufacturing costs of $35 million, which include a $22 million decline in total pension and other post-retirement benefits (“OPEB”) expenses resulting mostly from the non-cash settlement charge of $14 million in the fourth quarter of 2015. The fourth quarter results also included a $176 million non-cash asset impairment charge at the Catawba, South Carolina mill. These items were partially offset by lower sales volumes ($7 million) and lower pricing ($2 million). During the quarter we have also concluded a periodic review of the estimated economic useful life of our machinery and equipment. The impact of this review was a reduction of $3 million in depreciation and amortization for the quarter. Depreciation and amortization was also favorably impacted by the impairment of the Catawba assets taken in the fourth quarter of 2015.

Market Pulp

Operating income in the market pulp segment was $20 million in the first quarter, $3 million higher than the fourth quarter of the prior year. The overall average transaction price slipped by $22 per metric ton, or 4%, as growing global capacity continued to mitigate any substantive pricing recovery, especially in softwood and fluff. Our shipments were up by 16,000 metric tons or 5% higher in the quarter, mainly for softwood and recycled bleached kraft (“RBK”), due to productivity gains in some of our softwood mills and increased demand for RBK, despite a scheduled maintenance outage at our Catawba facility in March. The startup of the new Calhoun continuous digester did not increase external sales volumes, as the continuing ramp-up limited the full potential of the equipment during the quarter. The operating cost per unit (the “delivered cost”) fell by 5%, most notably due to the higher production, a favorable foreign exchange impact, as well as a reduction in depreciation and amortization. EBITDA was $77 per metric ton compared to $89 in the previous quarter and a trailing twelve month average of $94 per metric ton. Finished goods inventory increased by 4,000 metric tons to 94,000 metric tons.

Tissue

Our tissue segment incurred an operating loss of $2 million for the quarter, $1 million more than the previous quarter. The overall transaction price declined by $17 per short ton. Our delivered cost increased by $104 per short ton compared to the last quarter of 2015, mostly owing to integration-related costs, unfavorable material usage and higher reliability-related maintenance. However, the integration of virgin pulp supply with our U.S. pulp network was completed during the quarter. As a result of cost increases, no EBITDA was generated by the segment this period, unchanged from the last quarter of 2015.

Wood Products

The wood products segment recorded an operating loss of $4 million in the quarter, a $4 million improvement against the previous quarter. Shipments fell by 13%, to 390 million board feet, as production was curtailed in response to unfavorable pricing in eight-foot stud markets. The average transaction price rose by $10 per thousand board feet, or 3%, reflecting a slow but gradual recovery in the overall market for lumber. The delivered cost in the segment was 2% higher, to $317 per thousand board feet, with seasonally higher fiber usage and a lower internal chip transfer price offsetting favorable foreign exchange impacts as well as lower depreciation and amortization. EBITDA for the segment was $3 million, or $8 per thousand board feet, compared to $7 in the last quarter of 2015 and a trailing twelve month average of $17 per thousand board feet. Finished goods inventory was reduced by 3%.

Newsprint

The newsprint segment incurred an operating loss of $5 million in the quarter, compared to an operating loss of $13 million in the fourth quarter of 2015. Although export markets continue to be challenged by unfavorable demand and currency movements, capacity reductions in domestic markets and improvements in the adverse demand climate set the stage for industry price recovery in North America over the quarter. As such, the overall average transaction price for newsprint increased by $11 per metric ton, or 2%. Shipments declined by 32,000 metric tons, or 6%, reflecting seasonally lower demand compared to the last quarter of 2015. The delivered cost in the segment was lower by $5 per metric ton despite higher depreciation and amortization, which was offset by favorable currency impacts, lower energy costs, as well as increased contribution from cogeneration facilities. EBITDA was $15 million for the quarter, equivalent to $29 per metric ton, compared to $5 in the previous quarter and $20 per metric ton on average for the last twelve months. Seasonal effects and timing of shipments prompted an increase in finished goods inventory of 14%.

Specialty Papers

Operating income in the specialty papers segment was $7 million in the first quarter, up by $9 million from the fourth quarter of 2015. The average transaction price was lower by $11 per short ton, mainly in coated and supercalendered products. Shipments were relatively stable despite cyclically lower demand in the first quarter and fell only 2%. The delivered cost in the quarter improved by $35 per short ton, favorably affected by the weaker Canadian dollar, lower maintenance and increased output in cogeneration operations, as well as a decrease in depreciation and amortization owing to the impairment of the Catawba assets taken in the fourth quarter of 2015. EBITDA for the segment reached $20 million in the quarter, equivalent to $51 per short ton, up from $38 for the last quarter of 2015, but lower than the $62 average per short ton recorded over the last twelve months. Finished goods inventory was down by 11%.

Consolidated Quarterly Operating Income Variance Against Year-Ago Period

The company recorded no operating income for the first quarter, compared to an operating loss of $15 million in the year-ago period. Reductions in sales prompted by continued pressure on pricing were almost entirely offset by reductions in manufacturing costs and favorable effects of the weaker Canadian dollar.

The average transaction price for pulp fell by 10%, wood products by 13%, newsprint by 9%, and specialty papers by 5%, which resulted in a $77 million unfavorable variance, excluding foreign exchange, when compared to last year.

However, delivered cost also declined, by 14% for pulp, 7% for wood products, 9% for newsprint, and 5% for specialty papers, mainly due to lower natural gas and power costs, favorable foreign exchange as well as lower depreciation and amortization due to an aggregate increase in the estimated economic useful lives of our machinery and equipment and the asset impairment at our

Catawba facility in the last quarter of 2015. Non-operating pension and OPEB expenses also went down by $8 million, the result of the lower balance sheet net pension and OPEB liability in 2015.

Shipments increased for market pulp and specialty papers by 7% and 3% respectively, while falling 3% in newsprint and remaining substantially unchanged in wood products. Overall inventories have declined in all segments compared to the year-ago period.

Corporate and Finance

During the quarter, the company invested $47 million in fixed assets, $32 million of which were dedicated to the Calhoun tissue project. An amount of $20 million was drawn on our asset-based credit facility in order to support the continuation of this project, which remains on time and on budget. Total liquidity remained healthy at $443 million.

Outlook

Mr. Garneau added: “Although we are cautious about prospects for later in the year, we expect a moderate improvement in pulp market dynamics in the short-term. The integration of our Atlas Paper acquisition will be a key focus over the next quarter, as we move past early challenges and fully implement Resolute operating practices. We expect that the slowly materializing recovery in the U.S. housing market will help us navigate through political uncertainty related to softwood lumber. Despite pricing improvements, we still believe that newsprint prices do not reflect current market conditions. To that effect, we recently announced price increases applicable to our newsprint sales in the United States. Nevertheless, our longer-term demand expectations in newsprint remain unchanged, thus our announcement for the Augusta newsprint machine closure today. Finally, we expect challenging market conditions across our specialty paper grades, where we are confident we can maintain good EBITDA results despite pricing headwinds.”

Earnings Conference Call

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (877) 223-4471 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website; a phone replay will also be available until May 19 by dialing (800) 585-8367, conference number 91739505.

Description of Special Items

Special items (in millions)	First quarter 2016	First quarter 2015
Foreign currency translation gain	$(6)	$(2)
Closure costs, impairment and other related charges	—	6
Inventory write-downs related to closures	—	1
Start-up costs	3	1
Net gain on disposition of assets	(2)	—
Non-operating pension and OPEB costs	6	14
Other income, net	(7)	(3)
Income tax effect of special items	(4)	(3)

Total	$(10)	$14

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release and the earnings conference call and webcast referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our: efforts and initiatives to reduce costs and increase revenues and profitability; business and operating outlook; future financial results, including EBITDA; future pension funding obligations; assessment of market conditions; our growth strategies and prospects, and the growth potential of the Company and the industry in which we operate; liquidity; the expected benefits of our acquisition of Atlas Paper Holdings, Inc. and its subsidiaries (“Atlas Paper”) and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause the company’s actual future financial condition, results of operations and performance to differ materially from those expressed or implied in this press release and the conference call and webcast referred to above include, but are not limited to, the impact of: developments in alternative media, which are expected to adversely affect the demand for some of our key products, and the effectiveness of our responses to these developments; any additional closure costs and long-lived asset or goodwill impairment or accelerated depreciation charges; currency fluctuations; global economic conditions; intense competition in the forest products industry; negative publicity, even if unjustified; the highly cyclical nature of the forest products industry; contributions to our Canadian pension plans at levels higher than expected; the terms of our outstanding indebtedness, which could restrict our current and future operations; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate our businesses and the businesses of Atlas Paper or that such integration may be more difficult, time-consuming or costly than expected or expected benefits from the acquisition may not be fully realized or realized within the expected time frame; future acquisitions, divestitures or other strategic transactions or projects we may pursue; any failure to comply with environmental or other laws or regulations, even if inadvertent; legal proceedings or disputes; future regulation of our Canadian softwood lumber exports to the United States; countervailing duties, cash deposit requirements or other trade remedies, which could require us to set aside or pay a substantial amount of cash and impact the competitive position of the affected operations; any difficulties in obtaining wood fiber at favorable prices, or at all; changes in the cost of purchased energy and other raw materials; any labor disputes; changes in political or economic conditions in Canada, the United States or other countries in which our products are manufactured or sold; physical and financial risks associated with climate change; any additional environmental or health and safety liabilities; disruptions to our supply chain, operations or the delivery of our products; losses that are not covered by insurance; the actions of holders of a significant percentage of our common stock; extreme weather conditions or natural or man-made disasters; cyber security risks; and the potential risks and uncertainties described under the heading “Risk Factors” in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended December 31, 2015.

All forward-looking statements in this press release and in the conference call and webcast referred to above are expressly qualified by the cautionary statements contained or referred to above and in the company’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products, newsprint and specialty papers. The company owns or operates over 40 pulp, paper, tissue and wood products facilities in the United States, Canada and South Korea, as well as power generation assets in Canada and the United States. Marketing its products in close to 80 countries, Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit resolutefp.com for more information.

Contacts

Investors Alain Bourdages Vice President, Investor Relations 514 394-2233 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended March 31,
	2016	2015
Sales	$877	$920
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	677	718
Depreciation and amortization (1)	52	57
Distribution costs	112	113
Selling, general and administrative expenses	38	41
Closure costs, impairment and other related charges	—	6
Net gain on disposition of assets	(2)	—

Operating loss	—	(15)
Interest expense	(10)	(12)
Other income, net (2)	13	5

Income (loss) before income taxes	3	(22)
Income tax provision	(10)	(10)

Net loss including noncontrolling interests	(7)	(32)
Net income attributable to noncontrolling interests	(1)	(1)

Net loss attributable to Resolute Forest Products Inc.	$(8)	$(33)

Net loss per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$(0.09)	$(0.35)
Diluted	(0.09)	(0.35)

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	89.6	94.9
Diluted	89.6	94.9

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$37	$58
Accounts receivable, net:
Trade	389	377
Other	83	82
Inventories, net	562	541
Other current assets	50	53

Total current assets	1,121	1,111

Fixed assets, net	1,811	1,810
Amortizable intangible assets, net	102	105
Goodwill	60	59
Deferred income tax assets	1,032	982
Other assets	163	153

Total assets	$4,289	$4,220

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$464	$436
Current portion of long-term debt	1	1

Total current liabilities	465	437

Long-term debt, net of current portion	610	590
Pension and other postretirement benefit obligations	1,211	1,186
Deferred income tax liabilities	2	2
Other liabilities	55	60

Total liabilities	2,343	2,275

Commitments and contingencies
Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,768	3,765
Deficit	(1,134)	(1,126)
Accumulated other comprehensive loss	(582)	(587)
Treasury stock at cost	(120)	(120)

Total Resolute Forest Products Inc. shareholders’ equity	1,932	1,932

Noncontrolling interests	14	13

Total equity	1,946	1,945

Total liabilities and equity	$4,289	$4,220

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net loss including noncontrolling interests	$(7)	$(32)
Adjustments to reconcile net loss including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	3	5
Depreciation and amortization	52	57
Closure costs, impairment and other related charges	—	2
Inventory write-downs related to closures	—	1
Deferred income taxes	10	14
Net pension contributions and other postretirement benefit payments	(21)	(9)
Net gain on disposition of assets	(2)	—
(Gain) loss on translation of foreign currency denominated deferred income taxes	(63)	107
Loss (gain) on translation of foreign currency denominated pension and other postretirement benefit obligations	52	(101)
Gain on disposition of equity method investment	(5)	—
Changes in working capital:
Accounts receivable	(12)	38
Inventories	(20)	(22)
Other current assets	—	(4)
Accounts payable and accrued liabilities	22	(26)
Other, net	(3)	(1)

Net cash provided by operating activities	6	29

Cash flows from investing activities:
Cash invested in fixed assets	(47)	(40)
Disposition of assets	5	—
Increase in countervailing duties cash deposits	(6)	—

Net cash used in investing activities	(48)	(40)

Cash flows from financing activities:
Borrowings under revolving credit facility	20	—

Cash provided by financing activities	20	—

Effect of exchange rate changes on cash and cash equivalents	1	(2)

Net decrease in cash and cash equivalents	(21)	(13)
Cash and cash equivalents:
Beginning of period	58	337

End of period	$37	$324

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 4 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures.

Three months ended March 31, 2016 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$—	$(8)	$(0.09)

Adjustments for special items:
Foreign currency translation gain	—	(6)	(0.07)
Start-up costs	3	3	0.03
Net gain on disposition of assets	(2)	(2)	(0.02)
Non-operating pension and OPEB costs	6	6	0.07
Other income, net	—	(7)	(0.08)
Income tax effect of special items	—	(4)	(0.04)

GAAP, as adjusted for special items	$7	$(18)	$(0.20)

Three months ended March 31, 2015 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(15)	$(33)	$(0.35)

Adjustments for special items:
Foreign currency translation gain	—	(2)	(0.02)
Closure costs, impairment and other related charges	6	6	0.06
Inventory write-downs related to closures	1	1	0.01
Start-up costs	1	1	0.01
Non-operating pension and OPEB costs	14	14	0.15
Other income, net	—	(3)	(0.03)
Income tax effect of special items	—	(3)	(0.03)

GAAP, as adjusted for special items	$7	$(19)	$(0.20)

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 4 to the Unaudited Consolidated Financial Statement Information regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended March 31, 2016 (unaudited, in millions)	Market pulp	Tissue (5)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$20	$(2)	$(4)	$(5)	$7	$(23)	$(7)
Interest expense						10	10
Income tax provision						10	10
Depreciation and amortization	7	2	7	20	13	3	52

EBITDA	$27	$—	$3	$15	$20	$—	$65

Foreign currency translation gain						(6)	(6)
Start-up costs						3	3
Net gain on disposition of assets						(2)	(2)
Non-operating pension and OPEB costs						6	6
Other income, net						(7)	(7)

Adjusted EBITDA	$27	$—	$3	$15	$20	$(6)	$59

Three months ended March 31, 2015 (unaudited, in millions)	Market pulp	Tissue (5)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$11	$—	$5	$(3)	$5	$(50)	$(32)
Interest expense						12	12
Income tax provision						10	10
Depreciation and amortization	14	—	8	16	17	2	57

EBITDA	$25	$—	$13	$13	$22	$(26)	$47

Foreign currency translation gain						(2)	(2)
Closure costs, impairment and other related charges						6	6
Inventory write-downs related to closures						1	1
Start-up costs						1	1
Non-operating pension and OPEB costs						14	14
Other income, net						(3)	(3)

Adjusted EBITDA	$25	$—	$13	$13	$22	$(9)	$64

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	We periodically review the estimated economic useful lives of our fixed assets. Based on this review, effective January 1, 2016, we changed our estimate of the useful lives of certain of our machinery and equipment to reflect a net increase of estimated periods during which these assets will remain in service. As a result, the estimated useful lives of machinery and equipment were changed to a range of five to 25 years, increasing the weighted-average estimated useful lives of machinery and equipment by two years. The effect of this change in estimate for the three months ended March 31, 2016 was to reduce “Depreciation and amortization” in our Consolidated Statement of Operations by $3 million.

2.	Other income, net for the three months ended March 31, 2016 and 2015, was comprised of the following:

(Unaudited, in millions)	2016	2015
Foreign exchange gain	$6	$2
Gain on disposition of equity method investment (1)	5	–
Miscellaneous income	2	3

	$13	$5

(1)	On February 1, 2016, we sold for total consideration of $5 million our interest in Produits Forestiers Petit-Paris Inc., an unconsolidated entity located in Saint-Ludger-de-Milot, Quebec, in which we had a 50% interest, resulting in a gain on disposition of $5 million.

3.	On May 5, 2016, we announced the permanent closure of a newsprint machine at our Augusta, Georgia paper mill, resulting in a net charge of approximately $20 million, including accelerated depreciation of $30 million, offset in part by an other postretirement benefit plan curtailment gain of $15 million, which will be recorded in “Closure costs, impairment and other related charges” in our Consolidated Statement of Operations in the second and third quarters of 2016.

4.	Operating income (loss), net income (loss) and net income (loss) per share (or “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization, or “EBITDA”, and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products, newsprint and specialty papers) in accordance with Financial Accounting Standards Board Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles, or “GAAP.”

We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our consolidated statements of operations, adjusted for items such as closure costs, impairment and other related charges, inventory write-downs related to closures, start-up costs, gains and losses on disposition of assets, non-operating pension and other postretirement benefit costs and credits, and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

We calculate net income (loss), as adjusted for special items, as net income (loss) from our consolidated statements of operations, adjusted for the same special items applied to operating income (loss), in addition to foreign currency translation gains and losses and other income (expense), net.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.

EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.

Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).

We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to more easily compare our ongoing operations and financial performance from period to period. Operating income (loss), net income (loss) and EPS, in each case as adjusted for special items, as well as EBITDA and adjusted EBITDA, are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our consolidated statements of operations in our filings with the Securities and Exchange Commission.

5.	On November 16, 2015, we acquired Atlas Paper Holdings, Inc. and its subsidiaries (or “Atlas Paper”), a manufacturer of a range of tissue products for the away-from-home and private-label at-home markets, including virgin and recycled products, covering economy, value and premium grades and operating two tissue mills and a recycling facility in Florida. We began consolidating the results of operations of Atlas Paper in our Consolidated Financial Statements as of November 16, 2015. Atlas Paper’s results of operations are included in the tissue segment.